Exhibit (p)(32)

SUMMIT CREEK ADVISORS, LLC

CODE OF ETHICS

Revised as of: May 20, 2011

The definitions of some of the capitalized terms used in this Code of Ethics are listed in Appendix A.

1.	SCOPE OF CODE

Summit Creek Advisors, LLC (the “Adviser”) has established and will maintain and enforce this Code of Ethics to set forth the standards of conduct expected of Employees, to require compliance with the federal securities laws, and to uphold the Adviser’s fiduciary duties. This Code of Ethics also addresses the personal securities trading activities of Access Persons in an effort to detect and prevent illegal or improper personal securities transactions. For purposes of this Code of Ethics, all employees, officers, directors, or partners will be considered Access Persons of the Adviser. This Code of Ethics is intended to satisfy the requirements of
Rule 17j-1 under the Investment Company Act of 1940 and New Rule 204A-1 under the Investment Advisers Act of 1940.

2.	STANDARDS OF BUSINESS CONDUCT FOR THE ADVISER AND ALL EMPLOYEES

A.	Preface

The reputation and success of Summit Creek Advisors, LLC (the “Adviser”) require adherence to high ethical standards. Employees should act in a manner that will serve the best interests of the client and then the Adviser; that will preserve confidential information; and that will avoid conflicts of interest. The Adviser’s goal is to create an environment in which ethical behavior is actively thought about and practiced.

B.	Compliance with Federal Securities Laws

The Adviser and all Employees shall comply with all applicable provisions of the federal securities laws and the regulations related to those laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act (privacy), and the Bank Secrecy Act as it applies to funds and investment advisers (anti-money laundering). In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•	Defrauds a Client in any manner;

•	Misleads a Client, including making any statement that omits material facts;

•	Operates or would operate as a fraud or deceit on a Client;

•	Functions as a manipulative practice with respect to a Client; and

•	Functions as a manipulative practice with respect to securities.

C.	Status as a Fiduciary

The Adviser at all times shall conduct its business consistent with its status as a fiduciary to its Clients. This means the Adviser has affirmative duties of care, loyalty, honesty and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients. This includes putting Client interests first at all times.

D.	Confidentiality of Information

The Adviser and all Employees have a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics and the Policy regarding Protection of Non-Public Information. All Employees are required to adhere to the provisions of these policies. All Employees are also prohibited from disclosing confidential information concerning the Adviser, including any trade secrets or other proprietary information.

3.	SPECIFIC POLICIES APPLICABLE TO ALL EMPLOYEES

Employees must avoid conflicts of interest in their personal and business activities. A conflict of interest exists when an employee has a personal interest in a matter that may be inconsistent or incompatible with the employee’s obligation to exercise his or her best judgment in pursuit of the interest of the Adviser and its Clients or where an outside activity encroaches on the time an employee should devote to the affairs of the Adviser.

When presented with a situation involving a potential conflict of interest, an employee should ask: Would public disclosure of the matter embarrass the Adviser or lead an outside observer to believe that a conflict exists? It is important to recognize that the appearance of a conflict of interest can be just as damaging to the reputation of the Adviser and the employee as the existence of an actual conflict.

The sections that follow provide rules and guidance for specific situations in which the possibility of a conflict of interest is present. Certain activities must be strictly avoided and others require approval before they can be undertaken.

A.	Gifts and Entertainment Policy requires all employees to report any gift, entertainment or any other thing of nominal value (defined as $100) to the Compliance Administrator within one business day of receipt. Reporting of gifts must be done in a timely manner so that the gift can be returned if considered excessive. A log will be kept of each employee’s gifts and entertainment received to monitor patterns of favorability and also to supervise accumulated value on an annual basis. Employees should report any gift or entertainment from any broker-dealer, underwriter, vendor or placement agent that does business with or on behalf of any Client. The Compliance Administrator will report these findings to the Chief Compliance Officer in their Annual Compliance Review.

Any gifts where a possible inference can be drawn that the gift could influence the Employee in the performance of his or her duties for the Adviser must not be accepted.

B.	Neither the Adviser nor Employees shall provide extravagant or excessive gifts, entertainment or other benefits to any Client, prospective client or any entity that does business with or on behalf of the Adviser.

Outside Business Activities

C.	Employees are generally prohibited from serving on the boards of directors of publicly traded companies. An exception may be made only with the approval of the Chief Compliance Officer and only after such person has determined that such service will pose no conflict of interest to the Adviser and its Clients. If an Employee is permitted to serve as a director of a publicly-traded company pursuant to this section, the Adviser shall not transact in the securities of such publicly-traded company.

D.	Employees may not have other employment without prior written approval of the Chief Compliance Officer. Employment that competes with or conflicts with employment by the Adviser is strictly prohibited. This includes any position that:

1.	Competes with a service or business provided by the Adviser;

2.	Requires activities or services to be performed during the regular Adviser working hours (e.g. receiving phone calls, preparing reports); or,

3.	Includes providing services to the general public where the knowledge of the individual’s Employment with the Adviser may influence customers.

E.	Participation in an outside business involves responsibilities and risks which an Employee needs to be aware of and needs to be willing to assume. Approval shall not imply that an Employee is serving at the direction or request of the Adviser.

F.	The Adviser recognizes that certain outside activities of Employees are permissible and will not interfere with the Employee’s duties to the Adviser and to Clients. To ensure that such outside activities do not conflict with any duties to the Adviser or to Clients or otherwise harm the Adviser’s reputation, the Adviser requires that all Employees disclose such outside activities on the Notice of Outside Business Activity Form at the inception of the activity and annually thereafter. “Outside activities” include directorships of private companies, public/charitable positions (including holding a public office) and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. Questions regarding whether any outside activity conflicts with duties or harms the Adviser’s reputation must be promptly directed to and resolved by the Chief Compliance Officer. The form is attached to the Code.

G.	Any Employee who discovers a violation or apparent violation of the Code must promptly report the matter to the Chief Compliance Officer. Any Employee who discovers that he or she has violated or apparently violated the Code must promptly report the matter to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The Adviser prohibits retaliation against individuals who report violation or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code.

H.	The Adviser will provide this Code to all Employees upon adoption and to all new Employees upon employment. All new Employees must certify to the Compliance Administrator that they have received, read and understood this Code documented by their signature within 10 days of full employment. All Employees must certify, on an annual basis, that they have received, read and understand this Code, recognize that they are subject to it and will comply with it. The form of certificate is attached to the Code.

I.	The Adviser will provide any amendments to the Code promptly to all Employees. Similar certifications will be required for all such amendments. The form of certificate is attached to the Code.

J.	On an annual basis, all Employees must certify to the Compliance Administrator that they have received, read and understand this Code, recognize that they are subject to it, have complied with it during the period, and will comply with it going forward.

Substance Abuse and Drug and Alcohol Testing

Summit Creek Advisors is committed to providing a work environment free from the effects of alcohol and illegal drugs. Consistent with this philosophy, Summit Creek has adopted a policy prohibiting use of alcohol and drugs in the workplace. External job applicants who are offered a position with Summit Creek Advisors may be required to submit a drug test prior to their employment. The drug test shall be administered only after the making of a conditional offer of employment. All applicants conditionally offered a position in the same job will be subject to testing. An employee may be tested in the circumstances described in the following Appendix B.

4.	SPECIFIC POLICIES APPLICABLE TO ALL ACCESS PERSONS

A.	An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person’s household.

B.	Access Persons must report all their personal securities transactions and holdings of any Reportable Securities for which they have beneficial ownership at the time an Access Person becomes affiliated with Summit Creek Advisors (within 10 business days) and at least annually thereafter (not older than 45 days). After hiring, Access Persons must report new personal Reportable Securities accounts to the CCO at the time the account is established.

C.	No Access Person shall divulge to any person any Client holdings, any recommendation made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

D.	An Access Person shall use his or her best judgment in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

E.	When engaging in a Personal Securities Transaction, an Access Person shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This policy is designed to recognize the fundamental principle that Access Persons owe their chief duty and loyalty to the Adviser and the Adviser’s Clients.

(1)	It is expected that an Access Person who becomes aware of an investment opportunity that may be suitable for a Client account will present it for consideration in writing first to appropriate personnel of the Adviser before taking advantage of the opportunity himself or herself.

(2)	No Access Person shall, without prior written approval, implement any securities transactions (purchases or sales) for a personal account. Prior to approving any securities transactions the Chief Compliance Officer will review the transaction to make sure that it complies with the Personal Securities Transaction restrictions stated in Section 4F and 4G of this document.

F.	Before affecting a Personal Securities Transaction, an Access Person shall notify the Chief Compliance Officer in writing of the proposed transaction, including the amount of the transaction and the Security involved. The Chief Compliance Officer refers to a list of issuers that the Advisor is analyzing or recommending (Portfolio Monitor), and after investigation shall determine whether such transaction is consistent with the Code and shall promptly communicate such determination to the Access Person making the request. (Modifications to the Portfolio Monitor will be documented and retained by the Compliance Administrator.) Transaction clearances must be obtained no more than two days prior to making a purchase or sale of a Security. If the trade is not made within two days of the date of clearance, a new clearance must be obtained. Absent extraordinary circumstances, no Access Person shall be deemed to have violated the Code for effecting a Personal Securities Transaction if such Access Person has been advised by the Chief Compliance Officer that the transaction would be consistent with the Code. The form “Request by Access Person to Engage in Personal Securities Transaction” is attached to this Code.

G.	The timing of Personal Securities Transactions shall be limited as follows:

(1)	No Access Person shall implement any security transaction (purchase or sell) in their personal account of any Security on the Portfolio Monitor until seven calendar days has elapsed since the most recent activity (purchase or sell) of the Security in question occurred within Client accounts; unless the entire Security position has been liquidated from Client accounts.

(2)	No Access Person shall short a Security in their personal account if the Security in question is a long position in a Client account.

(3)	Access Persons are not restricted from selling a Security in the Access Person’s personal account after the Client account has completely sold that Security. In the case of a partial sale in a Client account, the Access Person must wait until seven calendar days have elapsed before selling that Security in their personal account.

(4)	Access Persons shall not profit from the purchase and sale of the same company stock of which the Access Person has material non-public company information. If an Access Person has material non-public company information, no trades will be allowed to be made on such securities until that information is made public.

(5)	No Access Person shall engage in a Personal Securities Transaction on a day during which the Adviser has a pending “buy” or “sell” order for the same Security until seven calendar days have elapsed after execution or withdrawn.

(6)	Access Persons will not be granted approval to execute trades (purchase or sell) on a Security in their personal account if the Security in question is under consideration for Client accounts.

(7)	To avoid front running the client, Access Persons will not be granted approval to execute trades (purchase or sell) on a Security in their personal accounts, if the Adviser intends to do any trading (purchase or sell) of the Security in question within the next seven calendar days.

H.	All Access Persons are required to complete a Quarterly Transaction Report detailing personal Reportable Securities transactions to the CCO within 30 days after the close of the calendar quarter in which the transactions take place.

I.	Access Persons shall not engage in excessive trading for their personal securities accounts. Excessive personal trading by an Access Person diverts such Access Person’s attention from the responsibility of providing services to Client accounts and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code of Ethics does not define “excessive trading”, but rather leaves such determinations to the judgement of the Chief Compliance Officer based on the circumstances. Access Persons should be aware, however, that if their trades exceed fifteen (15) per quarter, the trading activity will be specifically reviewed for excessiveness.

J.	No Access Person shall directly or indirectly engage, or directly or indirectly enable, assist or permit any other person to engage, in Late Trading, Excessive or Abusive Trading or Market Timing with respect to shares of any registered open-end investment company (mutual fund), whether advised or sub-advised by the Adviser or otherwise.

K.	Access Persons shall not engage in any Personal Securities Transactions that involve the purchase of Securities in an initial public offering. Investments in privately placed Securities shall be limited as follows:

(1)	Access Persons shall not engage in any Personal Securities Transaction that involves a private placement of Securities without the express prior approval of the Chief Compliance Officer. In reviewing any such approval request, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Adviser.

(2)	Access Persons who have a Beneficial Ownership interest in any Securities obtained through a private placement shall disclose such interest to the Chief Compliance Officer if and when they become aware of or involved in any subsequent consideration of an investment in the same issuer for a Client account. In such case, the decision to invest in the Securities of such an issuer for a Client account shall be subject to the review and approval of the Chief Compliance Officer.

L.	The provisions of sections 4.D., 4.E. 4. F. and 4.G. above shall not apply to purchases or sales of securities which:

1)	Are effected in an account or in a manner over which the Access Person has no direct or indirect influence or control (e.g. transaction in an account managed on a fully discretionary basis by an investment adviser or trustee);

2)	Are effected pursuant to an automatic investment plan (a systematic dividend reinvestment, cash purchase, or withdrawal plan);

3)	Are effected in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro rata to all holders of a class of its securities;

4)	Are not considered Reportable Securities meaning – securities issued by the government of the United States or, with respect to short-term debt securities, its agencies or instrumentalities, or are bankers’ acceptances, bank certificates of deposits, commercial paper, or shares of registered open-end investment companies (mutual funds) for which the Adviser does not provide advisory or sub-advisory services;

5)	Are effected in connection with the call by the issuer of a preferred stock or bond.

M.	Access Persons must report all Personal Securities Transactions for all Reportable Securities which includes shares of registered open-end investment companies (mutual funds) for which the Adviser provides advisory or sub-advisory services.

5.	ADDITIONAL POLICIES, PROCEDURES AND RESTRICTIONS TO DETECT AND PREVENT INSIDER TRADING

•	Employees must ensure that Material Non-Public Information remains secure, and must not divulge to any person any Material Non-Public Information, except in the performance of their duties.

•

No Employee who becomes an Insider shall engage in Insider Trading on behalf of himself or herself or others. If an Insider learns of any Material Non-Public Information, he or she shall promptly disclose it to the Chief Compliance Officer. The Chief Compliance Officer shall promptly notify all Employees of the Adviser to abstain (and to use their best efforts to cause their Immediate Family Members to abstain) from all trading in the applicable security. This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Insider shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person.

•	Questions regarding whether any information is Material Non-Public Information must be promptly directed to the Chief Compliance Officer.

6.	ACCESS PERSON REPORTING REQUIREMENTS

A.	Initial Holdings Report; Annual Holdings Report

Under Rule 204A-1, Access Persons are required to report their securities holdings at the time the person becomes an Access Person and at least annually thereafter to the Compliance Administrator. The reports must be current as of 45 days prior to the date the person became an Access Person for the Initial Report, and current as of 45 days prior to the submission of each Annual Report. The Chief Compliance Officer will review each Access Persons Initial Holding reports as well as the Annual Reports thereafter. Access Persons need not report holdings that are not “Reportable Securities” as defined in Appendix A of this Code.

B.	Quarterly Personal Trading Report

No later than 30 days after the end of each calendar quarter, each Access Person must file a personal trading report with the Chief Compliance Officer. The form of the report is attached to this Code. The report must provide details of all transactions during the quarter in any Reportable Security in which the Access Person has, or by reason of any transaction acquired, any Beneficial Ownership. The report must also provide details concerning all transactions during the quarter in any mutual funds held by the Access Person for which the Adviser provides advisory or sub-advisory services. An Access Person who engages in no Reportable Securities transactions during the quarter is not required to submit a quarterly account statement with their quarterly personal trading report. The Chief Compliance Officer must review, initial and date the personal trading report of each Access Person before filing it.

An Access Person is not required to submit a report with respect to:

(1)	holdings that are not “Reportable Securities” as defined in this Code;

(2)	securities held in accounts over which the Access Person had no direct or indirect influence or control; nor

(3)	transactions effected pursuant to an automatic investment plan.

C.	Confidential Treatment

The Adviser shall maintain all holdings and transaction reports in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with valid requests from regulatory authorities.

7.	ENFORCEMENT AND SANCTIONS

A.	Process and Responsibility

The Chief Compliance Officer has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any sanctions with respect to violations. The ultimate responsibility for determining sanctions shall rest with the Adviser’s Board of Directors. If the alleged violator is the Chief Compliance Officer, the matter must be reported to the Board of Directors, who shall have responsibility for enforcing the Code and determining any sanctions.

The Adviser shall maintain a written record of all such violations and any action taken as a result.

A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the Chief Compliance Officer. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the violation; (vi) the prior violations, if any, of this Code by the violator; (vii) the circumstances of discovery of the violation; and (viii) if the violation involved the purchase or sale of securities in violation of the Code, (a) the price at which the purchase or sale was made, and (b) the violator’s justification of making the purchase or sale, including the violator’s tax situation, the extent of the appreciation or depreciation of the securities involved, and the period the securities have been held.

In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

B.	Opportunity to Respond

A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

8.	RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER AND COMPLIANCE ADMINISTRATOR RELATED TO PERSONAL TRADING

A.	Initial Holdings Report; Annual Holdings Report

The Compliance Administrator shall collect all initial and annual holdings reports. The Chief Compliance Officer shall review and maintain all initial and annual holdings reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

B.	Quarterly Personal Trading Reports

The Compliance Administrator shall collect all quarterly transactions reports. The Chief Compliance Officer shall review and maintain all quarterly transaction reports. Completion of the review shall be indicated on the report itself and shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code.

C.	Pre-Clearance

The Chief Compliance Officer shall review and approve or disapprove all Access Person requests to pre-clear securities transactions. Such review shall involve such considerations as the Chief Compliance Officer deems necessary to enforce the provisions and intent of this Code. With respect to private placements, the Chief Compliance Officer shall specifically document the reasons for approving or disapproving the request.

D.	Violations or Suspected Violations

If the Chief Compliance Officer becomes aware of a violation or suspected violation of the Code as a result of such review, the Chief Compliance Officer shall take the necessary steps to enforce the provisions of the Code, including consulting with outside counsel.

E.	Review of Chief Compliance Officer Reports and Requests

To the extent the Chief Compliance Officer submits holdings and transactions reports, and pre-clearance requests pursuant to this Code of Ethics, such reports and requests will be reviewed by the Compliance Administrator who shall act as the “Chief Compliance Officer” under this Code with respect to all such reports and requests.

F.	Delegation

The Chief Compliance Officer may delegate certain administrative responsibilities under this Code of Ethics to the Compliance Administrator.

9.	OTHER RESPONSIBILITIES OF THE COMPLIANCE ADMINISTRATOR

A.	Administrative

•	Ensure all Employees receive a copy of the Code of Ethics and sign the certification on an initial and annual basis, as well as for any amendments to the Code of Ethics.

•

Determine whether an Employee has Material Non-Public Information, with such assistance as may be required. Further, upon determining that an Employee possesses Material Non-Public Information, enforce the provisions of this Code.

•	Receive reports of violations and suspected violations of the Code, investigate them promptly, with such assistance as may be required, and determine whether a violation has occurred.

•	Work with the Chief Compliance Officer to review the operation of the Code on at least an annual basis to determine its adequacy and the effectiveness of its implementation.

•	Update the Code of Ethics as necessary or appropriate in the event of compliance issues, changes in the Adviser’s business activities or regulatory developments.

B.	Records Required To Be Kept for Six Years (minimum two years on-site)

•	All initial and annual holdings reports

•	All quarterly personal trading reports

•	A copy of the Code of Ethics currently in effect and any that have been in effect within the past six years

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•	All written acknowledgements of the Code of Ethics for each person who is currently, or within the past six years was, an employee or supervised person of the Adviser

•	A list of persons who are currently, or within the past six years were, Access Persons

•	All records documenting the annual review of the Code of Ethics

•	All records of pre-clearance requests and the responses thereto

•	All records of any approval of investments in private placements

C.	Annual Report to the Board of Directors

Each year the Compliance Administrator shall prepare an annual report to the Adviser’s Board of Directors and Chief Compliance Officer that:

(1) Summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

(2) Identifies any material Code or procedure violations, including any violations requiring significant remedial action during the past year; and

(3) Identifies any recommended changes in existing restrictions or procedures based upon the Adviser’s experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

APPENDIX A

DEFINITIONS

“Access Person” defined as:

(i) Any employee:

(A) Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) All of the Advisors directors, officers and partners are presumed to be Access Persons.

(iii) Any employee who has access to nonpublic information regarding the portfolio holdings or affiliated mutual funds is also an Access Person.

“Access Person” includes:

Immediate family members who share a household with the Employee

“Beneficial Ownership” of a security means a direct or indirect “financial interest” in the security. This means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a person includes, without limitation, the following examples: securities Beneficially Owned by Immediate Family Members of the person, securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general partner or, in some circumstances, owned by a corporation in which the person is a shareholder; securities held in a portfolio from which the person is entitled to a performance-related fee (subject to limited exceptions); and securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

“Client” means any person or entity for whom or which the Adviser serves as an “investment adviser” within the meaning of Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Chief Compliance Officer” means the person designated by the Adviser to serve as Chief Compliance Officer pursuant to Rule 206(4)-7.

“Compliance Administrator” means the person designated by the Chief Compliance Officer to help facilitate certain compliance functions.

“Employees” include all directors, officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. It is intended that this definition reflect the concept of “Supervised Persons” set forth under the Investment Advisers Act of 1940.

“Excessive or Abusive Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a frequency, or otherwise in a manner (including seeking to profit from differences in the timing of valuation of foreign securities held in the fund’s investment portfolio), that is likely to be detrimental to the interests of other shareholders in the fund, regardless of whether such purchases and sales are effected for purposes of market timing or otherwise.

“Immediate Family Member” of a person includes the person’s spouse, children under the age of 25 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

“Insider” means the Adviser, an Employee of the Adviser and any Immediate Family Member of the Employee. In addition, a person is an Insider if the person enters into a special confidential relationship in the conduct of the affairs of the Adviser and as a result is given access to Material Non-Public Information. Examples include, without limitation, accountants, consultants, advisers, attorneys, bank lending officers and the employees of such organizations.

“Insider Trading” means the use of Material Non-Public Information to trade in a security (whether or not one is an Insider) or the communication of Material Non-Public Information to others. While the meaning of the term is not static, Insider Trading generally includes: (a) trading in a security by an Insider, while in possession of Material Non-Public Information; (b) trading in a security by a person who is not an Insider, while in possession of Material Non-Public Information, where such information either was disclosed to the person in violation of an Insider’s duty to keep it confidential or was misappropriated; and (c) communicating Material Non-Public Information to any person, who then trades in a security while in possession of the information.

“Late Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) after its net asset value per share has been determined (typically following the 4:00 p.m. close of normal trading on the New York Stock Exchange) at such previously-determined net asset value per share.

“Material Non-Public Information” For purposes of this policy, information is “material” if it has “market significance” in the sense that such information, if disclosed, would be likely to affect the market price of any outstanding securities or would be likely to be considered important by reasonable investors in determining whether to purchase or sell such securities. Information should be deemed “non-public” when it is not yet in general circulation or when the possessor knows or should know that the information is only available to “insiders”. To show that information is public, one should be able to point to some fact demonstrating that the information is generally available, e.g., by disclosure in a press release or public filing.

Although issuers are generally prohibited from selectively disclosing material non-public information, disclosure of such information may occur in the context a of a formal or informal meeting with a company representative. Material non-public information may be in the possession of a service provider to the issuer, such as a lawyer, accountant, investment banker or consultant. Such information may also be in the possession of friends or relatives of an issuer’s employees or service providers. A person’s relationship with the company is not determinative of whether that person possesses material nonpublic information. Rather, it is the nature of the information itself that must be examined. If the information possessed by an individual satisfies the definition of material non-public information set forth above, that information must be kept confidential and may not be the basis for any securities or other transactions related to the information.

Although it is not possible to identify in a policy all information that could be deemed “material”, some examples relating to issuers would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant achievements or failures in research or testing activities, major personnel changes, labor negotiations, price changes, major marketing changes, government investigations or significant litigation.

For purposes of this policy, the prohibition on transactions based on the possession of material non-public information includes transactions in all securities and other instruments while in the possession of material non-public information relevant to the transaction. This includes transactions in equity securities and debt securities, including municipal securities and government-issued securities.

“Market Timing” means effecting the purchase and sale, or the sale and purchase, of the same (or equivalent) shares in a registered open-end investment company (mutual fund) within a thirty (30) day period with a view to profiting from short-term movements in the securities markets, regardless of whether such purchases and sales violate the market timing policies of the fund.

“Personal Securities Transaction” means a transaction in a security in which a person has or thereby acquires Beneficial Ownership. A person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transaction.

“Security” means (except as set forth below) any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Reportable Security” means a security as defined in the above “Security” definition, except that it does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end funds other than reportable funds*; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.*

*	Shares of open-end mutual funds or unit investment trusts in open-end funds that Summit Creek Advisors serves as an investment advisor or sub-advisor, these securities are considered “Reportable Securities”.

APPENDIX B

Drug and Alcohol Testing Procedures

Before requesting a job applicant to undergo drug testing, Summit Creek Advisors will ask the job applicant to complete a form on which the job applicant acknowledges that he or she has seen and read this policy. A job applicant may refuse to submit a drug test that Summit Creek Advisors has requested pursuant to this policy. Upon such refusal, Summit Creek Advisors will withdraw its offer of employment to the job applicant.

Before requesting an employee to undergo drug and/or alcohol testing, Summit Creek Advisors will ask the employee to complete a form whereby the employee acknowledges that he or she has seen and read this policy. Employees may refuse testing. Employees who refuse to be tested will be discharged. In addition to verbally refusing to undergo testing, an employee/job applicant is considered to have refused if he or she:

1)	Fails to provide an adequate sample (whether urine or other), without a genuine inability to do so, as determined by a medical evaluation;

2)	Engages in conduct that obstructs the testing, including alteration or sabotage of such test;

3)	Refuses to sign a drug or alcohol testing form provided by Summit Creek Advisors or a designated laboratory.

Required Testing:

a)	Pre-Employment/Post-Offer Testing: External job applicants who are offered a position with Summit Creek Advisors may be required to submit to a drug test prior to beginning their employment depending on the anticipated job assignment. The drug test shall be administered only after the making of a conditional offer of employment.

b)	Existing Employees: Existing employees may be subject to testing where required by law or by contract.

c)	Post-Accident Testing: An employee may be subject to a drug and/or alcohol testing when the employee has caused or is involved in a work-related accident and such accident results in a serious injury or property damage estimated at the time of the accident to exceed $1,000. for purposes of this policy, a “serious injury” is defined as an injury requiring medical treatment other than very basic first aid (i.e. the application of an adhesive bandage or the dispensation of aspirin).

d)	Reasonable Suspicion: An employee may be requested or required to undergo a drug and/or alcohol test if there is reasonable suspicion that the employee has violated this policy or any other applicable policy.

1)	Specific Procedures:

a)	Before an employee or job applicant is asked to undergo drug or alcohol testing, the employee or job applicant will be given an acknowledgment and consent form to complete.

b)	If the initial screening test of the fluid sample evidences a negative test result, Summit Creek Advisors will inform the employee or job applicant in writing of the negative test result within three (3) working days after receipt of the test result from the testing laboratory.

c)	If the initial screening test evidences a positive test result, the testing laboratory will automatically run a confirmatory test on the sample.

d)	If the confirmatory drug and/or alcohol test evidences a negative test result, Summit Creek Advisors will notify the employee in writing within (3) working days of receipt of the result from the testing laboratory.

e)	If the confirmatory drug and/or alcohol test evidences a positive test result, Summit Creek Advisors will notify the employee or job applicant in writing within three (3) working days of receipt of the result from the laboratory and will further inform the employee of the following:

2)	The employee or job applicant may submit information to Summit Creek Advisors in writing within three (3) working days after notice of a positive result on a confirmatory test to explain that result. The employee or job applicant may provide information about any over-the-counter or prescription medication he or she is currently taking or has recently taken, or any other information relevant to the reliability of, or explanation for, a positive test result.

3)	The employee or job applicant may request in writing a confirmatory retest of an original sample at the employee’s own expense after notice of a positive test result on a confirmatory test.

1.	i)Within five (5) working days after notice of a confirmatory test result, the employee must notify Summit Creek Advisors in writing of his or her intention to obtain a confirmatory retest by the laboratory utilized by Summit Creek Advisors or another certified laboratory.

2.	ii)Within three (3) working days after receipt of notice that the employee wishes to have a confirmatory retest conducted on his or her sample, Summit Creek Advisors will notify the original testing laboratory that the employee has requested a confirmatory retest. No adverse personnel action will be taken if a confirmatory retest does not confirm an original positive test result.

Consequences of a Positive Test:

A. Job applicants: Where a job applicant’s confirmatory drug test is positive and where the job applicant either does not obtain a confirmatory retest or the confirmatory retest is positive, the contingent employment offer to a job applicant will be withdrawn and the individual will not be hired.

B. Employees: FIRST Positive Test Result: If an employee receives a positive test result on a confirmatory test and/or a confirmatory retest, and that result is the first such positive result for the employee on a drug and alcohol test requested by Summit Creek Advisors, the employee will be given an opportunity to participate in either a drug or alcohol counseling or rehabilitation program at the employee’s expense. Refusal to participate in the counseling or rehabilitation program, withdrawal from the program before its completion, or a positive test result on a confirmatory test may result in immediate discharge.

C. Employees: SECOND Positive Test Result: If an employee receives a positive test result on a confirmatory test and/or confirmatory retest, and that result is the second such positive test result for the employee on a drug or alcohol test required by Summit Creek Advisors, the employee will be terminated.

D. Copy of Test Report: An Employee or job applicant may request in writing from Summit Creek Advisors a copy of the test results report on any drug or alcohol test taken by that employee.

Confidentiality

Employees are allowed to access to any information in their personnel file relating to drug and alcohol testing. All information acquired in the testing process is confidential information, which will not be disclosed to another employer, or third-party individual, governmental agency or private organization without the written consent of the employee or the job application, with the following exceptions; (1) evidence of a positive test result on a confirmatory test or confirmatory retest may be used in an administrative hearing, judicial proceeding or arbitration, where the test result is relevant to the proceeding; (2) evidence of a positive test result on a confirmatory test or a confirmatory retest may be disclosed to any federal agency or United States government unit as required under federal law, regulation or order, or in accordance with a federal government contract; (3) evidence of a positive test result on a confirmatory test or confirmatory retest may be disclosed to a substance abuse treatment facility for the purpose of evaluation or treatment of the employee.

Effect of Policy

None of the provisions of this policy is to be regarded as a contract between Summit Creek Advisors and any of Summit Creek Advisors employees or job applicants. Any actions taken pursuant to this policy are in Summit Creek Advisors complete discretion and Summit Creek Advisors shall have complete and final discretion concerning interpretations of the policy and any disciplinary action including discharge which Summit Creek Advisors chooses to impose on its employees. Nothing in this policy constitutes a modification or limitation on Summit Creek Advisors right to terminate the employment of an employee for any reason or no reason or refuse to hire any job applicant.

SUMMIT CREEK ADVISORS, LLC

HOLDINGS REPORT OF ACCESS PERSONS

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

Initial	Annual

You must submit this Report not later than 10 days after you become an Access Person and thereafter no later than January 31st of each year. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•	You need not include securities holdings that are not “Securities” as defined in the Code.

•	If you have no reportable securities holdings, put an “X” in the following box ☐, and skip to the Brokerage Accounts section.

•	Set forth the following information with respect to reportable securities holdings in which you have any Beneficial Ownership:**

Title and Exchange Ticker/ CUSIP	Number of Shares or Principal Amount	Type of Security	Broker, Dealer or Bank Involved

(If you need additional space, please attach additional pages.)

Brokerage Accounts. The names of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

Name of Access Person
Dated: ,
Signature of Access Person

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SUMMIT CREEK ADVISORS, LLC

HOLDINGS REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person:

Date Submitted:

**	Alternatively, you may attach broker-dealer or other statements reflecting these holdings as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials:	Date:

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SUMMIT CREEK ADVISORS, LLC

QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS

(for the Quarter Ended             ,          )

You must submit this Report not later than 30 days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•	You need not include transactions of the type described in Section 6.B of the Code or involving securities other than “Securities” as defined in this Code.

•	If you had no reportable transactions during the quarter, put an “X” in the following box ☐, and skip to the New Brokerage Accounts section.

•

If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in the Report, please put an asterisk (*) next to the reported transaction(s) in that Security.

•

Set forth the following information with respect to reportable transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:**

Date of Transaction/ Name of Issuer/ Title or Description of Security	Number of Shares or Principal Amount	Nature of Transaction (purchase, sale or other)	Unit Price	Total Price	Broker, Dealer or Bank Involved

(If you need additional space, please attach additional pages.)

New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account was Established

The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief.

Name of Access Person
Date: ,
Signature of Access Person

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SUMMIT CREEK ADVISORS, LLC

QUARTERLY TRANSACTION REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person:

For Quarter Ended:

**	Alternatively, you may attach broker-dealer or other statements reflecting those transactions as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials:	Date:

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SUMMIT CREEK ADVISORS, LLC

REQUEST BY ACCESS PERSON

TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

I hereby request permission to effect a Personal Securities Transaction, as indicated below, for my own account or other account in which I have a Beneficial Ownership interest. (If necessary, use approximate dates and amounts of proposed Personal Securities Transaction.)

Record Owner of Account:

Relationship to Access Person:

Proposed Date of Transaction:                                                          , 20

PROPOSED TRANSACTION

Name of Issuer/

Title or Description of Security Name:

Ticker:

Type of Transaction:                 BUY     or             SELL **

** If Sale, date acquired:

Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days.

Number or Shares:

Unit Price:

Is this an Initial Public Offering:                     YES     NO

To be Executed by Broker Dealer:

I am familiar with and agree to abide by the requirements set forth in the Code of Ethics and particularly with the following (I understand and agree that capitalized terms used herein without definition shall have the same meaning herein as is assigned to them in the Code of Ethics):

1.	In the case of a purchase of Securities, I agree that I will not sell the same (or equivalent) Securities for a minimum of sixty days from the date of the purchase transaction.

2.	I am aware that except in limited circumstances, it shall be a violation of the Code of Ethics if the Adviser purchases or sells the same security in Client accounts within seven (7) days preceding or subsequent to my transaction.

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SUMMIT CREEK ADVISORS, LLC

REQUEST BY ACCESS PERSON

TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

CONTINUED

Dated: , 20 .	Signature of Access Person

Name of Access Person

☐         PERMISSION GRANTED                     ☐         PERMISSION DENIED

Dated:	Time:

Approval Period:

Signature of Chief Compliance Officer

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SUMMIT CREEK ADVISORS, LLC

ACKNOWLEDGMENT OF CODE OF ETHICS AND COMPLIANCE MANUAL

Please indicate below whether this is an initial acknowledgement, an annual acknowledgement or an acknowledgement of an amended Code of Ethics.

Initial	Annual	Amended

You must review the Adviser’s Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Chief Compliance Officer.

For the initial and annual acknowledgements, please complete the following as of the date below:

1. Do you participate in outside activities (as discussed in the Code of the Ethics)?

YES                      NO

If YES, please fill out the Notice of Outside Business Activity Form.

2. Do you or any of your immediate family members (including spouses, parents, children, or siblings) serve as a Director, Officer, Trustee or Audit, Compensation or Nominating Committee Member for any publicly traded company or business entity?

YES                      NO

If YES, please fill out the Notice of Outside Business Activity Form.

3. Do you or any of your immediate family members hold Advisory Committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity’s operating, endowment, pension or other funds?

YES                      NO

If YES, please fill out the Notice of Outside Business Activity Form.

4. Do you or any of your immediate family members hold positions on the Board of Directors, Trustees or any Advisory Committee of a Client of Summit Creek Advisors, LLC or any potential client who is actively considering engaging Summit Creek Advisors, LLC’s investment advisory services?

YES                      NO

If YES, please fill out the Notice of Outside Business Activity Form.

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5.         During the twelve (12) month period ended December     , did you receive any gifts (valued at $100 or more) from, or make any gifts to, any one doing business with Summit Creek Advisors, LLC, other than gifts of nominal value?

YES                                   NO

If YES, please describe:

I, THE UNDERSIGNED, HEREBY REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE.

IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR AND CERTIFYING MY ACKNOWLEDGMENT OF THE WRITTEN SUPERVISORY PROCESSES AND PROCEDURES OF THE COMPLIANCE MANUAL.

☐	During the year ended December 31, , I was not in possession of information which appeared to be material non-public information.

OR

☐	During the year ended December 31, , I was in possession of information which appeared to be material non-public information and reported all such information as required by the Code of Ethics.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer of Summit Creek Advisors, LLC

Name of Employee

Dated: ,
Signature of Employee

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Summit Creek Advisors, LLC

Notice of Outside Business Activity Form

Employee Name:

As a Registered Investment Advisor, Summit Creek Advisors, LLC, has a fiduciary duty to provide full and fair disclosure to our clients. This disclosure includes any situations that may present a conflict of interest. In order to make sure that we provide proper disclosure to our clients, Summit Creek Advisors, LLC, must retain a current record of all outside business activities conducted by our registered investment advisor representatives and non-licensed associated persons. It is important that you notify us promptly if you are, or plan to be, involved in any outside business activity or employment. Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client. Notification must be made prior to engaging in any outside activities or employment.

The following information must be completed fully and accurately. Completion and submission of this Form will be considered your notification to Summit Creek Advisors, LLC, of any outside business activities or employment that you will engage in. A copy of this Form should be retained for your records and changes should be reported promptly. A separate form should be completed for each activity.

1.	Are you currently or do you plan to be involved in any business other than Summit Creek Advisors?

	Yes	No

2.	Full legal name of other business:

3.	Are you using a Doing Business As Name (dba) with this outside activity?	Yes No

4.	Organizational status of this business: (i.e. corp, ptnrshp, sole prop, LLC)

5.	Address of other business:

6.	Phone Number:

7.	Is this business investment – related? Yes No

8.	Nature of other business: (i.e. insurance agency, registered representative, real estate)

9.	Your obligation to other business:	Approximate numbers of hours per month:

How many hours during securities trading hrs?

10.	Briefly describe your primary duties relating to Other Business:

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11.	What products or services are offer through this business:

12.	How are you compensated by this business:

13.	Are any advisory clients also clients of this business? Yes No

14.	Is this activity currently disclosed on the firm’s Form ADV? Yes No

I hereby certify that the information provided in this document is complete and accurate to the best of my knowledge. I authorize Firm Name to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. In addition, I authorize these entities or individuals to release to Summit Creek Advisors any information that it requests about my employment, affiliation and/or activities with this organization. I understand that I am responsible for providing current and accurate information to Summit Creek Advisors promptly. If any of the above information changes or becomes inaccurate, I will promptly notify Summit Creek Advisors.

Signature:

Employee Signature	Employee Name (Print)	Date

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